Exhibit 99.1

CONTACT: Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS MARCH TRAFFIC

DALLAS, TEXAS – April 3, 2009 — Southwest Airlines Co. (LUV) announced today that the Company flew 6.7 billion revenue passenger miles (RPMs) in March 2009, essentially flat with March 2008. Available seat miles (ASMs) decreased 1.5 percent to 8.6 billion from the March 2008 level of 8.7 billion. The load factor for the month was 77.3 percent, compared to 76.5 percent for the same period last year. For March 2009, the Company estimates passenger revenue per ASM decreased in the 10 to 11 percent range as compared to March 2008.

For first quarter 2009, Southwest flew 16.9 billion RPMs, compared to the 17.6 billion RPMs recorded for the same period in 2008, a decrease of 4.0 percent. Available seat miles decreased 4.1 percent to 24.2 billion from the 2008 level of 25.2 billion. The first quarter 2009 load factor was 69.9 percent, compared to 69.8 percent for the same period last year.

This release, as well as past news releases on Southwest, are available online at southwest.com.

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SOUTHWEST AIRLINES CO.

PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	MARCH
	2009	2008	CHANGE
Revenue passengers carried	7,680,666	8,097,833	(5.2)%

Enplaned passengers	8,988,386	9,309,658	(3.5)%

Revenue passenger miles (000)	6,651,832	6,679,424	(0.4)%

Available seat miles (000)	8,607,741	8,736,967	(1.5)%

Load factor	77.3%	76.5%	0.8 pts.

Average length of haul	866	825	5.0%

Trips flown	98,520	101,543	(3.0)%

	YEAR-TO-DATE
	2009	2008	CHANGE
Revenue passengers carried	19,765,779	21,504,821	(8.1)%

Enplaned passengers	23,049,990	24,708,615	(6.7)%

Revenue passenger miles (000)	16,891,629	17,592,159	(4.0)%

Available seat miles (000)	24,171,675	25,193,437	(4.1)%

Load factor	69.9%	69.8%	0.1 pts.

Average length of haul	855	818	4.5%

Trips flown	279,135	294,790	(5.3)%

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